As filed with the Securities and Exchange Commission on May 22, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	73-1520922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 West Fifth Street Tulsa, Oklahoma	74103
(Address of Principal Executive Offices)	(Zip Code)

ONEOK, Inc. 2025 Equity Incentive Plan

ONEOK, Inc. 2025 Employee Stock Award Program

(Full title of the plans)

Lyndon C. Taylor

Executive Vice President, Chief Legal Officer and Assistant Secretary
100 West Fifth Street
Tulsa, Oklahoma 74103

(Name and address of agent for service)

(918) 588-7000

(Telephone number, including area code, of agent for service)

With copies of all notices, orders, and communications to:

Mims Maynard Zabriskie

Alexandra M. Good

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Jordan B. Edwards
Thomas J. Hutchison
GableGotwals
110 North Elgin Avenue, Suite 200

Tulsa, Oklahoma 74120
(918) 595-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On February 19, 2025, subject to shareholder approval, the Board of Directors of ONEOK, Inc. (the “Company”) adopted the ONEOK, Inc. 2025 Equity Incentive Plan (the “EIP”) and the ONEOK, Inc. 2025 Employee Stock Award Program (the “ESAP” and, together with the EIP, the “Plans”). The Plans were each subsequently approved by the Company’s shareholders at the Company’s 2025 Annual Meeting of Shareholders held on May 21, 2025. The number of shares of common stock, $0.01 par value (the “Common Stock”), authorized for issuance pursuant to the EIP is 19,148,971 (the “EIP Shares”), and the number of shares of Common Stock authorized for issuance pursuant to the ESAP is 700,000 (the “ESAP Shares”). The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of an aggregate of 19,848,971 shares of Common Stock, consisting of 19,148,971 EIP Shares and 700,000 ESAP Shares.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Plans required by Part I of this Registration Statement will be sent or given to the respective participants of the EIP and ESAP as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not filed as part of this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 25, 2025;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on April 30, 2025;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 7, 2025, February 5, 2025, February 20, 2025, March 3, 2025, April 25, 2025 and May 22, 2025; and

(d)	The description of shares of Common Stock that is contained in (a) Exhibit 4.43 to the Company’s Annual Report on Form 10-K filed with the Commission on February 23, 2021, including any amendments or reports filed for the purpose of updating such description, and (b) the Company’s Registration Statement on Form 8-A filed on November 21, 1997, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative) in which such person is made or threatened to be made a party by reason of the person being or having been a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, in an action by or in the right of the Company, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s bylaws provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a member of any committee or similar body, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, in an action, suit, or proceeding by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The Company has entered into indemnification agreements with certain of its directors and officers. These indemnification agreements provide that the Company is obligated to indemnify the specified director or officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or officer, the Company is obligated to advance expenses for defense of a claim made against the director or officer. The obligation of the Company to indemnify the director or officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

4.1	Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated April 28, 2025, as amended (incorporated by reference to Exhibit 3.1 filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed on April 30, 2025).

4.2	Amended and Restated Bylaws of ONEOK, Inc. (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K filed on February 24, 2023).

5.1*	Opinion of GableGotwals.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of GableGotwals (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1	ONEOK, Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed on May 22, 2025).

99.2	ONEOK, Inc. 2025 Employee Stock Award Program, as amended (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed on May 22, 2025).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 22nd day of May, 2025.

ONEOK, Inc.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

POWER OF ATTORNEY

Each person whose signature appears below authorizes Pierce H. Norton II, Walter S. Hulse III, Lyndon C. Taylor and Patrick W. Cipolla, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated globally on this 22nd day of May, 2025.

Name	Title	Date

/s/ Pierce H. Norton II	Director, Chief Executive Officer and President	May 22, 2025
Pierce H. Norton II	(principal executive officer)

/s/ Walter S. Hulse III	Chief Financial Officer, Treasurer and Executive	May 22, 2025
Walter S. Hulse III	Vice President, Investor Relations and Corporate
Development (principal financial officer)

/s/ Mary M. Spears	Senior Vice President and Chief Accounting	May 22, 2025
Mary M. Spears	Officer, Finance and Tax
(principal accounting officer)

/s/ Julie H. Edwards	Board Chair	May 22, 2025
Julie H. Edwards

/s/ Brian L. Derksen	Director	May 22, 2025
Brian L. Derksen

/s/ Lori A. Gobillot	Director	May 22, 2025
Lori A. Gobillot

/s/ Mark W. Helderman	Director	May 22, 2025
Mark W. Helderman

/s/ Randall J. Larson	Director	May 22, 2025
Randall J. Larson

/s/ Pattye L. Moore	Director	May 22, 2025
Pattye L. Moore

/s/ Eduardo A. Rodriguez	Director	May 22, 2025
Eduardo A. Rodriguez

/s/ Gerald B. Smith	Director	May 22, 2025
Gerald B. Smith

/s/ Wayne T. Smith	Director	May 22, 2025
Wayne T. Smith